Exhibit 10.2

Employment Agreement

This Employment Agreement (this “Agreement”) is made as of February 1, 2021 (the “Effective Date”) between Interpace Biosciences, Inc. (the “Company”) and Thomas Freeburg (“Executive”). The term of Executive’s employment under this Agreement will commence as of the Effective Date.

Position. Executive’s full-time position will be Chief Financial Officer of the Company and, in that position, Executive will be a member of the Leadership Team reporting to the Company’s President & CEO. As Chief Financial Officer, Executive will continue to serve as the Company’s Chief Accounting Officer.

Duties & Responsibilities. Executive will have such authority and responsibilities and perform such duties consistent with his position. Executive will devote his full working time and attention to the performance of such duties and to the promotion of the business and interests of the Company and its subsidiaries. Notwithstanding the foregoing, Executive may (i) engage in charitable, religious, civic and similar types of activities and manage personal investments, and (ii) with the prior written consent of the Company’s Board of Directors (the “Board”), serve on one or more outside board of directors, provided that, in each case, such activities do not inhibit or conflict with the business of the Company, its subsidiaries and/or affiliates.

Place of Employment. Executive’s principal place of business for the performance of his duties under this Agreement shall be the Company’s headquarters in Parsippany, NJ; provided that the Company, by mutual agreement with Executive, may relocate Executive’s principal place of business to the Company’s facilities in Raleigh, NC. Should Executive agree to relocate to Raleigh, NC, the Company shall reimburse Executive for reasonable travel costs of Executive and his spouse to make two trips to North Carolina to search for housing and Executive’s reasonable costs to relocate. Executive will be required to travel as reasonably necessary.

Base Salary. As of the Effective Date, Executive will be paid an annual base salary of $225,000, payable semi-monthly on the Company’s regularly scheduled payroll dates, and subject to applicable federal, state, and local withholding (as in effect from time to time, “Base Salary”). Effective as of the date six (6) months after the Effective Date, the Base Salary shall increase to $250,000; provided that Executive’s employment under this Agreement has been continuous and in good standing throughout such 6-month period. Thereafter, any increase in Base Salary shall be at the sole discretion of the Company and the Compensation & Management Development Committee (the “Compensation Committee”) of the Board, and nothing herein shall be deemed to require any such increase.

Incentive Awards. Executive will have the opportunity to earn additional compensation under and pursuant to the terms of the Company’s Incentive Award program, with an annual target of up to 40% of Base Salary, payable in cash, less applicable taxes and deductions, and/or stock. Payment of an Incentive Award for a calendar year shall be made no later than March 15th of the following year. Executive’s Incentive Awards will be based upon the achievement of performance goals and key financial objectives, to be determined at or about the beginning of the calendar year by the President & CEO and the Compensation Committee.

300 Interpace Parkway | Morris Corporate Center 1, Building C | Parsippany, NJ 07054

Corporate Offices: (855) 776-6419 | Fax: (973) 265-0191 | Info@Interpace.com

Equity Award. Executive is eligible to receive equity awards under the Company’s 2019 Equity Incentive Plan (the “Plan”). On March 10, 2021 (the “Grant Date”), Executive was awarded (i) an option to purchase 50,000 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”) with an exercise price equal to $6.00 per share (such option, the “Initial Time-Vesting Option”), and (ii) restricted stock units with respect to 50,000 shares of Common Stock (such grant, the “Initial Time-Vesting RSUs”). The Initial Time-Vesting Option and the Initial Time-Vesting RSUs shall be subject to the terms of the Plan and an applicable award agreement by and between Executive and the Company, and shall vest in equal installments on each of the first three anniversaries of the Grant Date, subject to Executive’s continued employment with the Company through the applicable vesting date; provided that, notwithstanding the terms of the Plan and the applicable award agreement, the Initial Time-Vesting Options, the Initial Time-Vesting RSUs and any other then-outstanding awards to Executive under the Plan shall vest and become exercisable in full immediately prior to the occurrence of a Change in Control, as defined in the Plan, subject to Executive’s continuous employment through such Change in Control.

Health and Welfare Benefits. Executive will be provided the same health and welfare benefits offered to other senior executives, including: (i) annual Paid Time Off (PTO) of up to nineteen (19) days per year initially, which will accrue monthly and consist of vacation, personal and sick time; provided, that a total of five (5) accrued but unused PTO days at the end of a calendar year may be carried over to the following year; and (ii) Company Paid Holidays of up to twelve (12) per year.

401(k) and Other Benefits. Executive will be eligible to participate in the Company’s 401(k) Plan to the extent and on such terms as the Company provides to other senior executives. Contributions to the Company’s 401(k) plan are to be determined annually. Health insurance, Life and disability insurance and other similar plans or benefits will be offered to Executive at the same level available to other senior executives.

Business Expenses. The Company shall promptly reimburse Executive for all reasonable business expenses upon presentation of an expense report in accordance with Company policies and procedures.

Confidentiality & Non-Compete. Executive understands and acknowledges that, as a result of his employment by the Company, he will be placed in a position of trust and confidence and will be entrusted with confidential information, as well as the Company’s confidential proprietary information and trade secrets, to enable Executive to carry out his duties. Accordingly, during Executive’s employment by the Company and for a period of twelve (12) months after termination of employment, Executive shall not, either directly or indirectly, either alone or in concert with others, solicit, or encourage any employee of or consultant to the Company or any of its subsidiaries to leave the Company or such subsidiary. During Executive’s employment with the Company and for a period of twelve (12) months after termination of employment, Executive shall not plan or otherwise take any preliminary steps, either alone or in concert with others, to set up or engage in any business enterprise that would be in competition with the Company in its oncology-based laboratory services and/or pharma services businesses. Additionally, Executive’s Confidential Information, Non-Disclosure, Non-Solicitation, Non-Compete, And Rights to Intellectual Property Agreement dated February 1, 2021 (as may be amended from time to time, the “Confidentiality Agreement”) will remain in full force and effect.

Termination. Executive acknowledges that his employment with the Company is “at will” and may be terminated by Executive or by the Company at any time, and for any reason or for no reason in accordance with the following terms:

a. Company Termination Without Cause. If the Company terminates Executive’s employment other than for “Cause” (as defined below), Executive will be entitled to thirty (30) days advance written notice, severance equal to the severance payments described below and will be eligible for health & welfare benefit continuation for the severance payment period. Executive also will be entitled to any unpaid base salary up to and including the date of termination and any unused PTO days. In addition, Executive will be entitled to retain any equity awards that have vested through the date of termination, subject to the terms and conditions of the Plan and the applicable award agreement, and, notwithstanding the terms of the Plan and the applicable award agreement, any outstanding equity awards that were scheduled to vest during the 24-month period following the termination date shall become fully vested and exercisable. Executive shall be entitled to retain possession of his Company issued laptop computer, monitor, cell phone and Ipad, subject to the Company’s removal of Confidential Information (as defined in the Confidentiality Agreement) from such equipment and devices.

b. Executive Termination Without Good Reason. If Executive’s employment is terminated (i) by Executive’s resignation without Good Reason (as defined below) or (ii) on account of death or Total Disability, Executive will not be entitled to any severance or benefit continuation, other than as required by law, as in effect at such time. Executive will be entitled to any unpaid base salary up to and including the date of termination, any unused PTO days, and any vested equity awards through the date of termination, subject to the terms and conditions of the Plan and applicable award agreements. Executive shall provide Company with thirty (30) days’ advance written notice should Executive resign without Good Reason.

c. Company Termination for Cause. If the Company terminates Executive’s employment for Cause, Executive will not be entitled to any severance or benefit continuation, other than as required by law, as in effect at such time. Executive will be entitled to any unpaid base salary up to and including the date of termination, any unused PTO days, and vested equity awards through the date of termination, subject to the terms and conditions of the Plan and applicable award agreements.

d. Executive Termination for Good Reason. If Executive terminates his employment for Good Reason (defined below), Executive will be entitled to severance equal to the severance payments described below and will be eligible for health & welfare benefit continuation for the severance payment period. Executive will be entitled to any unpaid base salary up to and including the date of termination and any unused PTO days. In addition, Executive will be entitled to retain any equity awards that have vested through the date of termination, subject to the terms and conditions of the Plan and the applicable award agreement, and, notwithstanding the terms of the Plan and the applicable award agreement, any outstanding equity awards that were scheduled to vest during the 24-month period following the termination date shall become fully vested and exercisable. Executive shall be entitled to retain possession of his Company issued laptop computer, monitor, cell phone and Ipad, subject to the Company’s removal of Confidential Information (as defined in the Confidentiality Agreement) from such equipment and devices.

Severance. In the event that Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, Executive shall receive severance payments and benefits as follows: (i) severance equal to six (6) months’ Base Salary (as in effect as of the termination date), payable semi-monthly on the Company’s regularly scheduled payroll dates, and (ii) if Executive properly and timely elects to continue health and dental coverage under the Company’s plans in accordance with the continuation requirements of COBRA, payment for the cost of the premiums for such coverages for Executive for a six (6) month period beginning on the termination date, or if earlier, through the date on which Executive becomes eligible for other group health coverage in connection with new employment.

Severance Conditioned Upon Release. Notwithstanding any provision herein to the contrary, the severance payments, health & welfare benefit continuation and accelerated vesting of equity awards provided for above in the event that Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason shall be subject to and contingent upon Executive’s execution and non-revocation of a Severance Agreement and General Release in substantially the form attached hereto as Exhibit A (a “Severance Agreement and General Release”). In addition to a release of all claims, such Severance Agreement and General Release may include Confidentiality, Non-Disparagement, No-Reapply, and/or other customary terms and covenants typically found in such agreements for executives. Severance payments shall not commence until the Severance Agreement and General Release becomes effective.

Section 409A Compliance. The following rules shall apply, to the extent necessary, with respect to distribution of the payments and benefits, if any, to be provided to Executive under this Agreement:

a. This Agreement is intended to comply with or be exempt from Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), and Executive and the Company agree to interpret, apply and administer this Agreement in the least restrictive manner necessary to comply with Section 409A and without resulting in any increase in the amounts owed hereunder by the Company.

b. Subject to the provisions in this paragraph concerning Section 409A compliance, the severance payments pursuant to this Agreement will begin only upon the date of Executive’s “separation from service” (within the meaning of Section 409A) which occurs on or after the date of Executive’s termination of employment. It is intended that each installment of the severance payments and benefits provided under this Agreement shall be treated as a separate “payment” for purposes of Section 409A.

c. If, as of the date of Executive’s “separation from service” from the Company, Executive is a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments (including any lump sum payments) and benefits due under this Agreement, that would not otherwise be exempt from Section 409A (either pursuant to a short-term deferral exception, the exception for separation pay upon an involuntary separation from service or otherwise), and that would, absent this paragraph concerning Section 409A compliance, be paid within the six-month period following Executive’s “separation from service” from the Company, shall not be paid until the date that is six (6) months and one day after such separation from service (or, if earlier, Executive’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six (6) months and one day following Executive’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein.

d. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (A) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (B) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (C) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

e. Notwithstanding anything herein to the contrary, the Company shall have no liability to Executive or to any other person if the payments and benefits provided in this Agreement that are intended to be exempt from or compliant with Section 409A are not so exempt or compliant.

Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Cause” means Executive’s (i) material or willful failure to perform duties reasonably expected and/or requested of Executive; provided that such material or willful failure continues for more than thirty (30) days after the Company’s written notice to Executive of such material or willful failure to perform; (ii) conviction of, guilty plea to, or confession of guilt of a felony or an act involving moral turpitude; (iii) commission of a fraudulent, illegal, or dishonest act in the course of Executive’s employment in respect to the Company; (iv) willful misconduct or gross negligence; (v) material violation of the Company’s policies or procedures; (vi) material violation of any Confidential Information, Non-Disclosure, Non-Competition, Non-Solicitation, and Rights to Intellectual Property Agreement between Executive and the Company; (vii) material breach of any of the terms or conditions of this Agreement not cured within thirty (30) days after written notice of such breach from the Company to Executive; (viii) failure to adhere to moral and ethical business principles consistent with the Company’s Code of Business Conduct and Guidelines on Corporate Governance as in effect from time to time; or (ix) engaging in an act or series of acts constituting intentional misconduct resulting in a misstatement of the Company’s financial statements due to material non-compliance with any financial reporting requirement within the meaning of Section 304 of the Sarbanes-Oxley Act of 2002.

“Good Reason” means any of the following events, without Executive’s written consent: (i) a significant reduction of Executive’s duties, position or responsibilities relative to his duties, position or responsibilities in effect immediately prior to such reduction, or Executive’s removal from such position, duties or responsibilities; (ii) a reduction in Base Salary as in effect immediately prior to such reduction; (iii) Executive’s relocation to a facility or a location more than fifty (50) miles from the Company’s principal locations in New Jersey or in Raleigh, NC; or (iv) the Company’s material breach of this Agreement. Notwithstanding the foregoing, no Good Reason will have occurred unless and until (x) within sixty (60) days following the occurrence of a Good Reason event, Executive provides the Company with written notice specifying the applicable facts and circumstances underlying such finding of Good Reason, (y) the Company fails to correct the circumstances set forth in such written notice within thirty (30) days of receipt, and (z) Executive resigns based on such Good Reason within thirty (30) days after the expiration of the Company’s cure period.

“Total Disability” means Executive’s substantial inability to perform his duties, with or without reasonable accommodation, due to physical or mental disability which continues for a period in excess of three (3) months, as determined by an independent qualified medical practitioner of an appropriate specialty, acceptable to the Company and to Executive, or in the event the Company and Executive are unable to agree on the appointment of such medical practitioner, by a three (3) member panel of medical practitioners, one of whom shall be selected by the Company, one of whom shall be selected by Executive, and one of whom shall be selected by the other two medical practitioners.

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

Modifications and Waivers. No provision of this Agreement may be amended, modified, waived or discharged unless the amendment, modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized Company officer (other than Executive). No waiver by either Executive or the Company of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

Entire Agreement. This Agreement supersedes all prior agreements and understandings between Executive and the Company, oral or written, on the subject matter herein. No amendment, modification, termination or attempted waiver shall be valid unless in writing, signed by the party against whom such amendment, modification, termination or waiver is sought to be enforced.

The terms and conditions of Executive’s employment shall, to the extent not addressed or described in this Agreement, be governed by the Company’s Policies and Procedures Manual and existing practices. In the event of a conflict between this Agreement and the Policies and Procedures Manual or existing practices, the terms of this Agreement shall govern.

Taxes. All amounts payable under this Agreement shall be subject to any and all applicable taxes, as required by applicable federal, state and local laws and regulations.

Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

Successors and Permitted Assigns. This Agreement inures to the benefit of and is binding upon the parties, their respective successors in interest by way of merger, acquisition, or otherwise, and their permitted assigns.

Indemnification. The Company hereby agrees, to the maximum extent permitted by law, to indemnify and hold Executive harmless against any costs and expenses, including reasonable attorneys’ fees, judgments, fines, settlements and other amounts incurred in connection with any proceeding arising out of, by reason of or relating to Executive’s good faith performance of Executive’s duties and obligations with the Company. The Company shall also provide Executive with coverage as a named insured under a directors and officers liability insurance policy maintained for the Company’s directors and officers. This obligation to provide insurance and indemnify Executive shall survive expiration or termination of this Agreement with respect to proceedings or threatened proceedings based on acts or omissions of Executive occurring during Executive’s employment with the Company or with any of its affiliates. Such obligations shall be binding upon the Company’s successors and assigns and shall inure to the benefit of Executive’s heirs and personal representatives.

Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one agreement.

Representation. Executive acknowledges that he has read and fully understands the contents of this Agreement and knowingly and voluntarily executes it after having had an opportunity to consult with legal counsel as Executive deems appropriate.

[Signature page follows]

IN WITNESS WHEREOF, Executive and the Company have executed this Employment Agreement.

Date of Signature:	Agreed to and Accepted:

_____________________	/s/ Thomas Freeburg

Thomas Freeburg, Executive

Date of Signature:	INTERPACE BIOSCIENCES, INC.

____________________	By:	/s/ Thomas W. Burnell
Thomas W. Burnell, President and CEO

EXHIBIT A

FORM OF SEVERANCE AGREEMENT AND GENERAL RELEASE

[attached]

300 Interpace Parkway | Morris Corporate Center 1, Building C | Parsippany, NJ 07054

Corporate Offices: (855) 776-6419 | Fax: (973) 265-0191 | Info@Interpace.com